Exhibit 99 (a)(5)(B)

FGL HOLDINGS ANNOUNCES

RESULTS OF WARRANT EXCHANGE OFFER

George Town, Cayman Islands – October 5, 2018 – FGL Holdings (NYSE: FG, FG WS) (the “Company,” “we” or “our”) today announced the results of its previously announced offer to exchange (“Offer to Exchange”) any and all of its outstanding warrants (the “Warrants”) for 0.11 ordinary shares of the Company, par value $0.0001 (the “Exchange Shares”) and $0.98, in cash, without interest, per warrant (together, the “Exchange Consideration”), upon the terms and subject to the conditions set forth in the Company’s Tender Offer Statement on Schedule TO, originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 6, 2018, as amended and supplemented by Amendment No. 1 filed by the Company with the SEC on September 21, 2018, the related Letter of Transmittal, as amended, and the other related Offer to Exchange materials. The Offer to Exchange expired at 12:00 Midnight, New York City time, on October 4, 2018. Based on information provided by Continental Stock Transfer & Trust Company, the depositary for the Offer to Exchange, a total of 65,373,565 Warrants were properly tendered and not properly withdrawn prior to the expiration of the Offer to Exchange. The Company accepted for exchange all such Warrants and will issue an aggregate of 7,191,070 Exchange Shares, representing approximately 3.4% of the ordinary shares outstanding after such issuance, and will pay an aggregate amount of approximately $64.1 million in cash, in exchange for the Warrants tendered. Delivery of the Exchange Consideration will be made promptly.

After completion of the Offer to Exchange, 5,509,769 Warrants will remain outstanding. The Warrants will expire on November 30, 2022, at 5:00 p.m., New York City time, or upon earlier redemption or liquidation.

Credit Suisse Securities (USA) LLC acted as the financial advisor for the Offer to Exchange, Morrow Sodali acted as the Information Agent for the Offer to Exchange. For questions and information, please call the Information Agent toll-free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400).

About FGL Holdings

FGL Holdings, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG.

Forward Looking Statements

This press release includes “forward-looking statements” regarding FGL Holdings, its financial condition and anticipated activities that reflect FGL Holdings’ views and information currently available. This information is, where applicable, based on estimates, assumptions and analyses that FGL Holdings believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “aim”, “estimate”, “target”, “anticipate”, “believe”, “continue”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding FGL Holdings’ plans, activities, events, strategies, objectives, targets and expected financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside the control of FGL Holdings and its respective officers, employees, agents or associates. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the number of warrant holders that respond and elect to participate in the tender offer; (2) FGL Holdings’ ability to recognize the anticipated benefits of the tender offer; (3) changes in applicable laws or regulations, including those that pertain to tender offers; (4) the possibility that FGL Holdings may be materially adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in the most recent Annual Report on Form 10-K of FGL Holdings, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by FGL Holdings. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. FGL Holdings undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

— Source: FGL Holdings —

Media Contacts:

Diana Hickert-Hill

410.487.0992

media@fglife.bm

Information Agent Contact:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: FGL.info@morrowsodali.com

Investor Relations Contact:

Diana Hickert-Hill

410.487.8898

Investors@fglife.bm